Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of June 1, 2015 (the “Effective Date”), by and between ZIOPHARM Oncology, Inc., a Delaware corporation, with principal offices at One First Avenue, Parris Building, #34 Navy Yard Plaza, Boston, Massachusetts 02129 (the “Company”), and CAESAR J. BELBEL, presently residing at                                         (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company currently employs Employee as its Executive Vice President, Chief Legal Officer and Secretary, pursuant to the terms of an Employment Agreement dated September 6, 2011, as amended by the Amendment to Employment Agreement dated January 7, 2014 (collectively, the “Prior Employment Agreement”);

WHEREAS, the Company desires to employ Employee as its Chief Operating Officer, Executive Vice President, Chief Legal Officer and Secretary, and Employee desires to serve the Company in that capacity, upon the terms and subject to the conditions contained in this Agreement;

WHEREAS, the Company and Employee have mutually agreed that, as of the Effective Date, this Agreement shall amend, restate and replace the Prior Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. Employment.

(a) Services. Beginning on the Effective Date, Employee will be employed by the Company as its Chief Operating Officer, Executive Vice President, Chief Legal Officer and Secretary, on the terms set forth herein. Employee will report to the Chief Executive Officer of the Company. Employee shall have such duties, authorities and responsibilities as are generally required of a Chief Operating Officer, Executive Vice President, Chief Legal Officer and Secretary, in companies that are substantially similar to the Company (collectively the “Services”). Notwithstanding the foregoing, the Board of Directors of the Company (the “Board”) or Chief Executive Officer may expand, reduce or otherwise alter the duties of Employee in their sole discretion; provided, however, that any such reduction or alteration of Employee’s duties may constitute “Good Reason” for Employee’s resignation (as such term is defined in Section 8(d) hereof), thereby potentially entitling Employee to the severance and other benefits provided pursuant to Section 9 of this Agreement.

(b) Acceptance. Employee hereby accepts such employment and agrees to render the Services.

(c) Termination of Prior Employment Agreement. Effective as of 11:59 p.m. on the day immediately prior to the Effective Date, the Prior Employment Agreement shall automatically terminate and be of no further force and effect.

2. Employment is At-Will.

Employee acknowledges that this Agreement does not create any obligation on Employee’s part to work for the Company, or on the part of the Company to employ Employee, for any fixed period of time. Employment is at-will and may be terminated at any time with or without cause and without providing a reason for such termination.

3. Best Efforts; Place of Performance.

(a) Employee shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company. Except as otherwise noted in this Agreement, during his employment with the Company, Employee shall not, without the prior written consent of the Board, accept other employment, perform services (including consulting services) for any other person or entity, or otherwise be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.

(b) The duties to be performed by Employee hereunder shall be performed primarily at the offices of the Company in Navy Yard Plaza, Boston, Massachusetts, subject to reasonable travel requirements on behalf of the Company, or such other place as the Company may reasonably designate.

4. Compensation. As full compensation for the performance by Employee of his duties under this Agreement, the Company shall pay Employee as follows:

(a) Base Salary. The Company shall pay Employee a salary (the “Base Salary”) equal to Three Hundred Seventy-Five Thousand Dollars ($375,000.00) per annum, which Base Salary shall be subject to review by the Board or the Compensation Committee at least annually, provided that the Base Salary shall not be subject to reduction. Payment shall be made in accordance with the regular payroll practices of the Company in effect from time to time.

(b) Performance Bonus. Employee shall be eligible to receive an annual performance-based bonus (the “Performance Bonus”), based on Employee’s performance as determined by the Board or the Compensation Committee thereof for each calendar year or partial calendar year during Employee’s employment under this Agreement. The target amount of the Performance Bonus shall be equal to one hundred percent (100%) of Employee’s Base Salary, with the amount of the actual Performance Bonus payable for each year determined by the Board or Compensation Committee in its sole discretion. The amount so determined shall be payable within 30 days following December 31 of each calendar year during Employee’s employment under this Agreement; provided that Employee remains employed by the Company through December 31 of the calendar year during which the Performance Bonus was earned. At the sole discretion of the Board, Employee may receive additional bonuses (each, a “Discretionary Bonus”) based upon his performance on behalf of the Company and/or the Company’s performance. Discretionary Bonus, if any, shall be payable either as a lump-sum payment or in installments, in such amounts, in such manner and at such times as may be determined by the Board in its sole discretion.

(c) Restricted Stock. Subject to approval by the Board, the Company will grant Employee an award of Fifty Thousand (50,000) shares of restricted Common Stock of the Company (the “Restricted Stock”), vesting one third annually starting with the first anniversary of the date of grant, subject to Employee’s continued employment with the Company through the applicable vesting dates; provided that all unvested Restricted Stock held by Employee shall be accelerated and deemed to have vested upon: (i) a Change of Control (as defined below) or (ii) the termination of Employee’s employment by the Company without Cause, and other than by reason of death or Disability, or by Employee for Good Reason (as provided in Section 9(b)). The date of grant of the Restricted Stock will be the date of Board approval of the grant. The Company will recommend that the Board approve the grant of Restricted Stock to Employee at the first regular meeting of the Board following the Effective Date. Such Restricted Stock grant will be governed by the Company’s 2012 Equity Incentive Plan and the standard form of Restricted Stock Agreement that will incorporate the Restricted Stock related provisions contained in this subsection (c), which agreement shall be entered into by Employee as a condition to the grant of the Restricted Stock.

(d) Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts and benefits payable or provided to Employee under this Agreement.

(e) Expenses. The Company shall reimburse Employee for all normal, usual and necessary expenses incurred by Employee in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of Employee’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company. The Company’s expense reimbursement policy generally requires that application for reimbursement be made as soon as practicable after the expense is incurred, but in no event more than one year after the date of the expense. Reimbursements are made by the Company no less frequently than monthly, and for compliance with Code Section 409A (as hereinafter defined), not later than December 31 of the year following the year in which the expense was incurred.

(f) Vacation and Other Benefits. Employee shall be entitled to a vacation of four (4) weeks per annum (or pro rata portion thereof for any partial year), in addition to holidays observed by the Company as they fall on scheduled days of work. Employee shall be entitled to carry forward accrued and unused vacation to the next year of employment, subject to the limitations and pursuant to the terms of the Company’s generally applicable vacation policy. Notwithstanding anything to the contrary set forth in Section 9 of this Agreement or elsewhere in this Agreement, upon any termination of Employee’s employment, the Company will provide timely payment to Employee in respect of any then accrued but unused vacation. Employee shall also be entitled to the rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called “fringe” benefits) as the Company shall make available to other employees generally from time to time.

(g) Other Benefits. The Company shall reimburse Employee for his reasonable legal licensing fees and related professional dues and memberships. These expenses will be reimbursed in accordance with the expense reimbursement policy outlined in Section 4(e) above.

5. Confidentiality; Non-Compete. Employee acknowledges and affirms his compliance with the Invention, Non-Disclosure and Non-Competition Agreement, which he signed on September 6, 2011 (the “Non-Disclosure Agreement”) and remains a condition of employment.

6. Assignment. Neither this Agreement nor any of the rights and obligations of Employee under this Agreement may be assigned, transferred or otherwise disposed of by Employee.

7. Termination. Employee’s employment hereunder may be terminated at any time, with or without Cause, and without providing a reason for such termination. This Agreement shall terminate upon termination of Employee’s employment, except that the provisions of Sections 8, 9 and 10 below shall survive any termination of this Agreement. The provisions of the Non-Disclosure Agreement shall survive termination of this Agreement.

8. Termination. Employee’s employment hereunder shall be terminated upon Employee’s death and may be terminated as follows:

(a) Employee’s employment hereunder may be terminated by the Company for Cause. Any of the following actions by the Employee or conditions shall constitute “Cause”:

(i) The willful or negligent failure, disregard or refusal by Employee to perform his duties hereunder for a period of fifteen (15) business days after Employee has been given written notice thereof;

(ii) Any act by Employee, that in the reasonable opinion of a majority of the Board has the effect of injuring the business or reputation of the Company or any of its affiliates;

(iii) Misconduct by Employee in respect of the duties or obligations of Employee under this Agreement, including, without limitation, insubordination with respect to lawful directions received by Employee from the Chief Executive Officer of the Company (or such other executive officer to whom Employee may report) or the Board for a period of fifteen (15) business days after Employee has been given written notice thereof;

(iv) Employee’s conviction of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

(v) The determination by a majority of the Board after a reasonable and good faith investigation by the Board following a written allegation by another employee of the Company, that Employee engaged in any conduct prohibited by law (including, without limitation, harassment that constitutes age, sex or race discrimination);

(vi) Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not constituting a misdemeanor or felony);

(vii) Material breach by Employee of any of the provisions of the Non-Disclosure Agreement, as determined by a majority of the Board; and

(viii) Failure by Employee to cure any breach in any material respect by Employee of any provision of this Agreement within fifteen (15) business days after Employee has been given written notice thereof.

(b) Employee’s employment hereunder may be terminated by the Company due to Employee’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur upon rendering of a written termination notice by the Board after Employee has been unable to substantially perform his duties hereunder for 90 or more consecutive days, or more than 120 days in any consecutive 12 month period, by reason of any physical or mental illness or injury. For purposes of this Section 8(b), Employee agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.

(c) Employee’s employment hereunder may be terminated by the Company (or its successor) upon the occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person (or his or its affiliate(s)) does not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its assets in one transaction or series of related transactions (other than (A) a merger effected exclusively for the purpose of changing the domicile of the Company, (B) financing activities in the ordinary course in which the Company sells its equity securities, or (C) a transfer to a person or entity that, immediately after the transfer, is or is controlled by a person or entity that controlled the Company before the transfer, within the meaning of Section 1.409A-3(i)(5)(vii)(B) of the Treasury regulations (the “Treasury Regulations”) promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”).

(d) Employee’s employment hereunder may be terminated by the Employee for Good Reason, provided that such termination occurs within two (2) years following the occurrence of an event of Good Reason (as defined below) and provided, further, that the Employee has provided the Company with written notice of an event of Good Reason within ninety (90) days following the date of its occurrence and the Company shall have failed to cure the event of Good Reason within thirty (30) days following the Company’s receipt of such notice from Employee. For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) the assignment to the Employee of duties that constitute a material diminution in Employee’s authorities, duties, responsibilities, titles or offices as described herein; (ii) any material reduction by the Company of the Employee’s authorities, duties, responsibilities, titles or offices; (iii) any material reduction by the Company of the Employee’s base compensation payable hereunder; (iv) the relocation of Employee’s principal place of employment, without Employee’s consent, in a manner that lengthens his one-way commute distance by fifty (50) or more miles from his then-current principal place of employment immediately prior to such relocation; or (v) a material breach by the Company of this Agreement that is not cured within 30 days after receipt by the Company of written notice of such breach.

9. Compensation upon Termination.

(a) If Employee’s employment is terminated as a result of his death or Disability, as a result of his voluntary resignation other than for Good Reason, or by the Company for Cause, the Company shall pay to Employee or to the Employee’s estate, as applicable, his accrued Base Salary through the date of termination and expense reimbursement amounts for expenses incurred through the date of termination. Employee shall have no further entitlement to any other compensation or benefits from the Company, except as provided in Section 10(a) below regarding continuation of insurance coverage. Employee shall not be entitled to any bonus payable after the date of termination. Any grants of stock options (“Stock Options”) that have vested as of the date of Employee’s termination shall remain exercisable for a period of 90 days. Any Stock Options that have not vested as of the date of termination and any Restricted Stock the restrictions on which have not lapsed as of the date of termination, shall be deemed to have expired or be forfeited, as applicable, as of such date.

(b) If Employee’s employment is terminated by the Company without Cause, and other than by reason of death or Disability, or if the Employee’s employment is terminated by the Employee for Good Reason, then the Company shall pay to Employee his Base Salary through the date of his termination and any expense reimbursement amounts for expenses incurred through the date of termination. In addition, if (i) Employee has executed and delivered to the Company, within 30 days after the effective date of that termination, a written general release in a form satisfactory to the Company, whereby Employee shall release the Company from any and all potential liabilities arising out of Employee’s employment with, or termination from employment from, the Company; and (ii) the rescission period specified in that release has expired, the Company shall: (A) pay to Employee a severance amount equal to 100% of Employee’s then current Base Salary (the “Severance”), less applicable withholdings and deductions, which amount shall be payable in a single lump sum on the 90th day after the effective date of that termination; (B) pay to Employee the target amount of the Performance Bonus contemplated by Section 4(b) (i.e., one hundred percent (100%) of Employee’s Base Salary) for the calendar year in which termination of his employment occurs, which portion shall be determined pro rata based on the number of days in such calendar year during which Employee was employed by the Company payable in a single lump sum on the 90th day after the effective date of termination; and (C) in addition to the accelerated vesting provided in Section 4(c) and Section 12, provide that any unvested awards of restricted stock, including without limitation, unvested shares of the Restricted Stock, or unvested Stock Options (collectively, “Unvested Stock Awards”) held by Employee at the time that such termination occurs shall be accelerated and deemed to have vested as of the effective date of termination. For purposes of calculation of the Severance, Employee’s Base Salary and Performance Bonus target amounts shall be calculated without giving effect to any reduction that would give rise to Employee’s right to resign for Good Reason. Any Stock Options that have vested (or been deemed pursuant to this Section 9(b) to have vested) as of the date of Employee’s termination shall remain exercisable for a period of 90 days. All unvested Stock Options as of the date of Employee’s termination after giving effect to this Section 9(b) shall be deemed to have expired as of such date.

(c) This Section 9 sets forth the only obligations of the Company with respect to the termination of the Employee’s employment with the Company, and the Employee acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 9.

(d) Amounts payable to Employee pursuant to Sections 9(b) or 9(c) hereof shall only be paid following Employee’s separation from service with the Company. The time for payment of amounts due following Employee’s separation from service pursuant to this Section 9 shall be determined in accordance with the Company’s regular payroll and bonus payment practices, subject to the provisions of Code Section 409A and the Treasury Regulations. Notwithstanding anything herein to the contrary, (i) if at the time of Employee’s termination of employment with the Company the Company’s common stock is publicly traded (as determined under Code Section 409A), (ii) Employee is a “specified employee” (as determined under Code Section 409A), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months and one day following Employee’s termination of employment with the Company (or the earliest date as is permitted under Code Section 409A without any accelerated or additional tax); and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Code Section 409A, then such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that is reasonably expected not to cause such an accelerated or additional tax. For purposes of Code Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Code Section 409A, and, to the extent required by Code Section 409A, references herein to Employee’s “termination of employment” shall refer to Employee’s “separation from service” (within the meaning of Code Section 409A) with the Company (as defined to include any affiliates required to be taken into account for that definition of separation from service). To the extent any reimbursements or in-kind benefits due to Employee under this Agreement constitute “deferred compensation” under Code Section 409A, any such reimbursements or in-kind benefits shall be paid to Employee in a manner consistent with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations. The compensation (including without limitation separation benefits) provisions of this Agreement shall be interpreted, operated and administered in a manner intended to comply with any applicable requirements of Code Section 409A, the Treasury Regulations, and subsequent guidance issued under Code Section 409A.

10. Effect of Termination on Benefits.

(a) If Employee’s employment with the Company is terminated, Employee may elect to continue, and the Company shall continue to provide, Employee’s existing medical and dental coverage under the Company’s medical and dental insurance plans, if any, for a period of up to eighteen (18) months from the date of termination, with the entire cost of such medical and dental insurance coverage from and after the date of termination shall be borne entirely by Employee; provided, however, that if Employee’s employment is terminated by the Company (or its successor) without Cause or the Employee resigns for Good Reason, the Company shall continue to pay the Company portion of the contributions for such medical and dental insurance coverage (the “COBRA Premium Benefits”) for the first twelve (12) months from the date of termination (the “COBRA Payment Period”).

(b) Notwithstanding anything to the contrary set forth in Section 10(a), if the Company determines, in its sole discretion, that the Company cannot provide the COBRA Premium Benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Employee a taxable cash amount, which payment shall be made regardless of whether the Employee or his qualifying family members elect COBRA continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in installments on the same schedule that the COBRA Premium Benefits would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA Premium Benefits, and shall be paid until the expiration of the COBRA Payment Period.

(c) Except as otherwise specifically provided for in subsection (a) or (b) of this Section, or in Section 9 above, upon termination of Employee’s employment, Employee shall have no further entitlement to any other compensation or benefits from the Company.

11. Application of Internal Revenue Code Section 280G.

(a) If any payment or benefit Employee would receive pursuant to a Change of Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

(b) In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, Employee agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the

Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, Employee will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(c) Unless Employee and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(d) The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Employee and the Company within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by Employee or the Company) or such other time as requested by Employee or the Company.

12. Amendment of Previously Granted Unvested Stock Awards. All previously granted awards of restricted stock and previously granted Stock Options (collectively, “Stock Awards”) are hereby amended such that each such Stock Award shall be accelerated and deemed to be fully vested upon: (i) a Change of Control or (ii) the termination of Employee’s employment by the Company without Cause, and other than by reason of death or Disability, or by Employee for Good Reason (as provided in Section 9(b)), in each case in the same manner and on the same terms and conditions as the Restricted Stock granted in accordance with this Agreement. Each agreement between the Company and the Employee evidencing such a Stock Award is expressly amended by the provisions of this Section 12 without any further action by the Company or the Employee. Without limiting the foregoing, at any time or from time to time after the date hereof, each of the Company and the Employee agrees to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence the amendments contemplated by this Section 12 and to otherwise carry out the intent of the parties hereunder.

13. Miscellaneous.

(a) This Agreement, together with the Non-Disclosure Agreement, constitutes the entire agreement and understanding between the Company and Employee concerning the subject matter hereof and supersedes any previous agreement, oral, written or otherwise, between the Company and Employee concerning the subject matter hereof, including but not limited to the Prior Employment Agreement. No modification, amendment, termination or waiver of this Agreement shall be binding unless in writing and signed by a duly authorized officer of the Company.

(b) Employee represents that: (i) neither the execution or delivery of this Agreement nor the performance by Employee of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Employee is a party or by which he is bound; (ii) Employee will not disclose to the Company any confidential or proprietary information of any other person or employer and will not bring to the Company any property or documents of a confidential nature that belong to any other person or employer; and (iii) Employee does not have in his possession any property belonging to another employer, whether in paper or electronic format.

(c) Employee represents that he has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Employee enforceable against him in accordance with its terms. No approvals or consent of any person or entities are required for Employee to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(d) Employee understands, acknowledges and agrees that any violation by Employee of any of the terms of this Agreement may result in Employee’s immediate termination.

(e) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(f) This Agreement shall be construed, interpreted, and applied in accordance with the laws of the Commonwealth of Massachusetts, applying to contracts fully executed and performed in the Commonwealth of Massachusetts.

(g) In the event any provision of this Agreement shall be held to be void, unlawful or unenforceable, all of the remaining provisions shall nevertheless remain in full force and effect.

(h) All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally, by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, when deposited in the United States mail. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (h).

(i) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(j) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

(k) Employee hereby acknowledges receipt of a duplicate copy of this Agreement. EMPLOYEE ACKNOWLEDGES THAT BEFORE SIGNING EMPLOYEE HAS READ THIS AGREEMENT AND UNDERSTANDS ITS TERMS AND CONDITIONS.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYEE:

/s/ Caesar J. Belbel
Caesar J. Belbel
Date:	June 1, 2015

ZIOPHARM Oncology, Inc.:

/s/ Laurence J. N. Cooper, M.D., Ph.D.
By:	Laurence J. N. Cooper, M.D., Ph.D.
Title:	Chief Executive Officer
Date:	June 1, 2015